Exhibit 99.1

P&F INDUSTRIES, INC.

CHARTER OF THE LEAD INDEPENDENT DIRECTOR

I. Purpose

In circumstances where the Chairman (the “Chairman”) of the Board of Directors (the “Board”) of P&F Industries, Inc. (the “Company”) is not independent, the Board determined on June 3, 2010 that it would be useful and appropriate to designate a Lead Independent Director to serve as a liaison between the independent directors and the Chairman. This Charter is adopted in further implementation of that determination. For purposes of this Charter, “independent” shall mean a director who has no material relationship with the Company and who otherwise meets the NASDAQ requirements of “independence.”

The Lead Independent Director shall be appointed annually by a majority of the independent directors and may be removed or replaced by a majority of the independent directors at any time.

Nothing in this Charter shall impair the respective responsibilities of the Board’s Committees or affect the roles of those Committees’ respective chairs or members.

II. Responsibilities

The specific responsibilities of the Lead Independent Director when acting as such shall be as follows:

•                  In consultation with the other independent directors, to consult with the Chairman as to an appropriate schedule of Board meetings.

•                  To consult with the Chairman regarding the agendas of the meetings of the Board.

•                  To confer with the Chairman as to information submitted by the Company’s management that is necessary or appropriate for the deliberations of the independent directors.

•                  To promote adequate opportunity for the independent directors to meet in executive sessions, including calling meetings of the independent directors as appropriate.

•                  To chair the executive sessions of the independent directors and communicate, as appropriate, the results of those sessions to the Chairman.

•                  To serve as the principal liaison between the independent directors and the Company’s senior management.

•                  To chair the meetings of the Board when the Chairman is not present.

•                  To respond directly to stockholder and other stakeholder questions and comments that are directed to the Lead Independent Director or to the independent directors as a group, with such consultation with the Chairman and the other directors as the Lead Independent Director may deem appropriate.

III. Advisors

The Lead Independent Directors shall have access, at the Company’s expense, to the Company’s outside legal counsel for such advice as may be requested by the Lead Independent Director or the independent directors. The Lead Independent Director shall have the authority to retain, at the expense of the Company, such outside counsel, accountants, experts and other advisors as the Lead Independent Director determines appropriate in the performance of the Lead Independent Director’s responsibilities.

IV. Charter Review

On an annual basis, the Lead Independent Director shall review the adequacy of this Charter and recommend to the Board any modifications or changes the Lead Independent Director determines necessary or appropriate for approval by the Board (including a majority of the independent directors).

(Effective: July 29, 2010)